                                                                    Exhibit 99.1


(HEALTHGRADES LOGO)


Company Contact:
Allen Dodge
Health Grades, Inc.
303-716-0041
adodge@healthgrades.com
-----------------------

FOR IMMEDIATE RELEASE
---------------------

              HEALTH GRADES, INC. ANNOUNCES SECOND QUARTER RESULTS

Lakewood, Colo. (July 28, 2004) - Health Grades, Inc. (OTCBB: HGRD) today reported financial results for the second quarter ended June 30, 2004.

      o Total revenues for the quarter increased 74% to $3.5 million from $2.0 million in the second quarter of 2003 as a result of strong growth across all of our product areas. Sales of HealthGrades' suite of marketing and quality assessment and improvement products to hospitals accounted for approximately $830,000 or 56% of the increase in revenue; and sales of our quality information to employers, benefits consulting firms, consumers and others accounted for approximately $661,000 or 44% of the increase. Revenues for the six months ended June 30, 2004 were $6.7 million compared to $3.7 million in the six months ended June 30, 2003.

      o Income from operations was approximately $624,000 for the second quarter of 2004, an increase of approximately $1.1 million from a loss of approximately $446,000 in the same period of 2003. Operating expenses grew from approximately $2.0 million during the three months ended June 30, 2003 to approximately $2.3 million for the three months ended June 30, 2004. The growth in operating expenses occurred principally due to an increase in sales and marketing costs, reflecting commissions and other selling costs resulting from increased sales.

      o Net income for the second quarter of 2004 was $627,000 or $0.02 per diluted share, compared to a loss of approximately $451,000 or ($0.02) per diluted share, for the same period of 2003; and net income for the six months ended June 30, 2004 was $824,000 or $0.03 per diluted share, compared to a loss of $711,000 or ($0.02) per diluted share for the same period of 2003.


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


      o We completed the quarter ended June 30, 2004 with approximately $4.4 million in cash. This represents positive cash flow of approximately $853,000 for the first six months of the year.

Kerry Hicks, President and Chief Executive Officer of Health Grades, Inc. stated, "We are pleased with our continued revenue growth and increasing profitability this quarter. We are also excited about a number of recently launched initiatives, including our new Distinguished Hospital Award for Patient Safety(TM). With studies such as our Patient Safety in American Hospitals Study(TM), released yesterday, we plan to continue to educate the public through additional nationwide analyses of hospital quality. In addition, we are very encouraged to see the growing demand for quality healthcare at both the employer and consumer levels. This demand has and should continue to translate to increased revenue growth for HealthGrades."

As previously announced, HealthGrades will hold a conference call to discuss second quarter financial results today, at 9:00 a.m. Mountain Time/11:00 a.m. Eastern Time. If you would like to participate, please dial (800) 447-0521 ten minutes before the scheduled start time. The conference call reference name is "HealthGrades". The telephone replay will be available beginning one hour after the conclusion of the teleconference at (888) 843-8996, passcode 9424279, and will remain available for replay until August 31, 2004.








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


                      HEALTH GRADES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                   Three Months Ended              Six Months Ended
                                                        June 30,                        June 30,
                                               ---------------------------    ---------------------------
                                                   2004          2003             2004           2003
                                               ------------   ------------    ------------   ------------
Revenue:
  Ratings and advisory revenue                 $  3,500,314   $  2,009,311    $  6,717,737   $  3,747,052
  Other                                                 867          1,444           1,117          1,487
                                               ------------   ------------    ------------   ------------
                                                  3,501,181      2,010,755       6,718,854      3,748,539
Expenses:
   Cost of ratings and advisory revenue             548,103        464,998       1,210,306        905,107
                                               ------------   ------------    ------------   ------------
Gross margin                                      2,953,078      1,545,757       5,508,548      2,843,432

Operating expenses:
  Sales and marketing                             1,152,999        847,083       2,244,449      1,489,605
  Product development                               445,232        332,748         910,682        660,178
  General and administrative                        731,214        811,494       1,534,423      1,401,411
                                               ------------   ------------    ------------   ------------
  Income (loss) from operations                     623,633       (445,568)        818,994       (707,762)


Other:
   Gain  on sale of assets and other                     --             50              --             75
   Interest income                                    3,233          1,830           5,083          4,015
   Interest expense                                      --         (6,888)             --         (7,466)
                                               ------------   ------------    ------------   ------------
   Income (loss) before income taxes                626,866       (450,576)        824,077       (711,138)
   Income taxes                                          --             --              --             --
                                               ------------   ------------    ------------   ------------

Net income (loss)                              $    626,866   $   (450,576)   $    824,077   $   (711,138)
                                               ============   ============    ============   ============


Net income (loss) per common share (basic)     $       0.03   $      (0.02)   $       0.03   $      (0.02)
                                               ============   ============    ============   ============

Weighted average number of common shares
  used in computation (basic)                    25,030,159     24,402,398      24,932,969     28,978,635
                                               ============   ============    ============   ============

Net income (loss) per common share (diluted)   $       0.02   $      (0.02)   $       0.03   $      (0.02)
                                               ============   ============    ============   ============

Weighted average number of common shares
  used in computation (diluted)                  33,023,883     24,402,398      32,545,662     28,978,635
                                               ============   ============    ============   ============





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


                      HEALTH GRADES, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)

                                                 JUNE 30,      DECEMBER 31,
                                                   2004            2003
                                               ------------    ------------
ASSETS
Cash and cash equivalents                      $  4,412,163    $  3,559,125
Accounts receivable, net                          1,090,136       1,688,336
Prepaid expenses and other                          226,807         230,840
                                               ------------    ------------
Total current assets                              5,729,106       5,478,301

Property and equipment, net                         324,245         236,757
Goodwill                                          3,106,181       3,106,181
                                               ------------    ------------
Total assets                                   $  9,159,532    $  8,821,239
                                               ============    ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable                               $     48,635    $    116,117
Accrued payroll, incentive compensation and
  related expenses                                  897,947       1,148,161
Accrued expenses                                    205,260         175,380
Deferred income                                   5,392,214       5,785,437
Income taxes payable                                 72,243          73,343
                                               ------------    ------------
Total current liabilities                         6,616,299       7,298,438

Long-term liabilities                                    --              --
                                               ------------    ------------
Total liabilities                                 6,616,299       7,298,438

Commitments and contingencies                            --              --

Stockholders' equity:
Preferred stock, $0.001 par value, 2,000,000
  shares authorized,  no shares issued or
  outstanding                                            --              --
Common stock, $0.001 par value, 100,000,000
  shares authorized, and 44,630,901 and
  44,052,153 shares issued in 2004 and 2003,
  respectively                                       44,630          44,052
Additional paid-in capital                       90,010,715      89,814,939
Accumulated deficit                             (73,744,532)    (74,568,610)
Treasury stock, 19,563,390 shares               (13,767,580)    (13,767,580)
                                               ------------    ------------
Total stockholders' equity                        2,543,233       1,522,801
                                               ------------    ------------
Total liabilities and stockholders' equity     $  9,159,532    $  8,821,239
                                               ============    ============

About Health Grades, Inc.
-------------------------
Health Grades, Inc. (OTCBB: HGRD) is an independent healthcare quality company providing ratings, information, and advisory services to healthcare providers, employers, health plans, and insurance companies. HealthGrades works with healthcare providers to help assess, improve, and promote their quality. HealthGrades provides consumers access to information about healthcare providers and practitioners through its Web site; and provides liability insurers, employers, and payers with critical information about healthcare quality. Additional information can be found at www.healthgrades.com.

This press release contains forward-looking statements, including statements relating to continued growing demand for quality healthcare and its translation to increased revenues for us. Actual results may differ materially from those described in such forward-looking statements due to several factors, including a focus on cost and other non-quality factors in connection with the provision of healthcare, potential increase in competition for the products we offer, and other factors described in the Company's filings with the Securities and Exchange Commission.



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